Exhibit 10.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of November 4, 2016 (the “Effective Date”), by and among CONNECTURE, INC. (“Connecture”), DESTINATIONRX, Inc. (“DestinationRX” and together with Connecture, collectively, the “Borrowers”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (as each such term is defined in the Credit Agreement referred to below) (in such capacity, together with its successors and assigns, the “Agent”).  Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Amended and Restated Credit Agreement, dated as of June 8, 2016 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (collectively, the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions expressly set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendments to Credit Agreement.  Effective as of the Effective Date, the Credit Agreement shall be amended as follows:

(a).Section 2.2 of the Credit Agreement shall be amended by deleting the table contained therein in its entirety and replacing such table with the following table in lieu thereof:

Date	Installment Amount
September 30, 2016	$437,500
December 31, 2016	$618,750
March 31, 2017	$618,750
June 30, 2017	$618,750
September 30, 2017	$618,750
December 31, 2017	$618,750
March 31, 2018	$825,000

June 30, 2018	$825,000
September 30, 2018	$825,000
December 31, 2018	$825,000
March 31, 2019	$825,000
June 30, 2019	$825,000
September 30, 2019	$825,000
December 31, 2019	$825,000
March 31, 2020	$825,000
June 30, 2020	$825,000
September 30, 2020	$825,000
December 31, 2020	$825,000
March 31, 2021	$825,000

(b).Section 7 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Each Borrower covenants agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

(a)Liquidity.  (i) From the Closing Date to the Amendment No. 1 Effective Date, maintain Liquidity at all times in an amount of not less than $10,000,000, (ii) from the Amendment No. 1 Effective Date to September 30, 2017, maintain Liquidity at all times in an amount of not less than $11,500,000, and (iii) from and after September 30, 2017, maintain Liquidity at all times in an amount of not less than $15,000,000.”

(b)EBITDA. Achieve EBITDA, measured quarterly on a trailing twelve month basis at the end of each quarter, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

EBITDA	For the trailing twelve month period ending on:
$500,000	September 30, 2016
($4,019,000)	December 31, 2016
($2,771,000)	March 31, 2017
($1,226,000)	June 30, 2017
$2,229,000	September 30, 2017

$8,000,000	December 31, 2017
$8,000,000	March 31, 2018
$8,000,000	June 30, 2018
$8,000,000	September 30, 2018
$9,000,000	December 31, 2018
$9,000,000	March 31, 2019
$9,000,000	June 30, 2019
$9,000,000	September 30, 2019
$10,000,000	December 31, 2019
$10,000,000	March 31, 2020
$10,000,000	June 30, 2020
$10,000,000	September 30, 2020
$15,000,000	December 31, 2020
$15,000,000	March 31, 2021

For the avoidance of doubt, the parties hereby acknowledge and agree that the foregoing replaces Section 7 effective as of September 30, 2016 and that the covenants set forth above shall be operative to determine compliance with Section 7 from and after September 30, 2016.

(c).Clause (a) of Section 9.3 of the Credit Agreement is hereby amended by deleting the reference to “clauses (a) or (b) of Section 7” contained in the beginning of the first sentence of such clause and replacing such reference with “clause (b) of Section 7” in lieu thereof.

(d).The definition of “Applicable Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ “Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Net Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Net Leverage Ratio Calculation”); provided that for the period from the Amendment No. 1 Effective Date through the date Agent receives the financial statements for the fiscal year of the Administrative Borrower ending on December 31, 2017 required by Section 5.1 and clause (j) of Schedule 5.1 of the Credit Agreement , the Applicable Margin shall be set at the margin in the row titled “Level V”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row titled “Level V”:

Level	Net Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	If the Net Leverage Ratio is less than 1.75:1.00	2.75 percentage points	3.75 percentage points
II	If the Net Leverage Ratio is greater than or equal to 1.75:1.00 and less than 2.15:1.00	3.25 percentage points	4.25 percentage points
III	If the Net Leverage Ratio is greater than or equal to 2.15:1.00 and less than 2.75:1.00	3.75 percentage points	4.75 percentage points
IV	If the Net Leverage Ratio is greater than or equal to 2.75:1.00 and less than 3.75:1.00	4.25 percentage points	5.25 percentage points
V	If the Net Leverage Ratio is greater than or equal to 3.75:1.00	5.50 percentage points	6.50 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Net Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter.  Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Net Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row titled “Level V” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification.  In the event that the information regarding the Net Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

(e).The definition of “Permitted Acquisitions” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (j) thereof, (ii) deleting the period at the end of clause (k) thereof and substituting “, and” in lieu thereof, and (iii) adding the following new clause (l) in the appropriate order:

“(l)notwithstanding anything to the contrary set forth in this definition, the Credit Agreement or any other Loan Document, no Permitted Acquisition shall be permitted during the period commencing on the Amendment No. 1 Effective Date and ending on November 4, 2018 (the “Restricted Acquisition Period”) unless the entire purchase consideration payable in respect of any such Permitted Acquisition during the Restricted Acquisition Period is paid solely from cash proceeds of equity contributions by Sponsor into Borrowers, in form and terms reasonably acceptable to Agent.”

(f).Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“ “Amendment No. 1 Effective Date” means November 4, 2016.”

“ “Restricted Acquisition Period” has the meaning set forth in the definition of “Permitted Acquisition”.”

(g).Schedule 1.1 of the Credit Agreement is hereby amended by deleting the following definitions contained therein: “Covenant Trigger Date”, “Fixed Charges”, and “Fixed Charge Coverage Ratio”.

(h).Schedule F-2 of the Credit Agreement is hereby amended and restated in its entirety by replacing such Schedule with Schedule F-2 attached hereto as Annex A.

(i).Exhibit C-1 of the Credit Agreement is hereby amended and restated in its entirety by replacing such Exhibit with Exhibit C-1 attached hereto as Annex B.

2.Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a)Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)Agent shall have received from the Borrowers prepayments of the principal of the Term Loan in an amount equal to $2,000,000 to be applied to the principal amount of the Term Loan in accordance with the Credit Agreement, in each case, together with interest to be paid on the Amendment No. 1 Effective Date with respect to such principal amounts being prepaid and any Applicable Partial Prepayment Premium to the extent required by the Administrative Agent and the Lenders.

(c)Agent shall have received that certain Amendment No. 1 Fee Letter dated as of the date hereof fully executed in a sufficient number of counterparts for distribution to all parties.

(d)The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(e)Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3.Representations and Warranties.  Each Borrower represents and warrants to Agent and the Lenders as follows:

(a)Authority.  Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower.  No other corporate proceedings are necessary to consummate such transactions.

(b)Enforceability.  This Amendment has been duly executed and delivered by each Borrower.  This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c)Representations and Warranties.  The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d)No Default.  After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

(e)Taxes. The Loan Parties do not believe that the amendments made pursuant to this Amendment shall be treated as a "significant modification" of the Revolving Loans under Treasury Regulation Section 1.1001-3 and as such the Revolving Loans should still constitute a grandfathered obligation for the purposes of FATCA.  From and after the Effective Date, the Loan Parties shall jointly and severally indemnify the Agent and Lenders, and hold them harmless from, any and all losses, claims, damages, liabilities and related expenses, including taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Agent’s and Lenders’ treating, for purposes of determining withholding Taxes imposed under FATCA, the Revolving Loans as modified hereby as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.Expenses.  The Borrowers shall pay all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment or otherwise due and payable pursuant to the Credit Agreement, including, without limitation, legal fees and expenses of counsel to the Agent.

5.Choice of Law.  The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6.Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7.Reference to and Effect on the Loan Documents.

(a)Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

8.Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9.Estoppel.  To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

10.Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.Release; Covenant Not to Sue.

(a)Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release.  If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

13.Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By: /s/ James P. Purko

Name: James P. Purko

Title: Chief Financial Officer

DESTINATIONRX, INC.

By: /s/ James P Purko

Name: James P. Purko

Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By: /s/ Andrea Bernard

Name: Andrea Bernard

Title: Managing Director

ANNEX A

Schedule F-2 to Credit Agreement

Please see attached.

SCHEDULE F-2

Fees and Expenses

Q2 2016
Loan Agreement Add-Back	$25,000
THL Cash Fees	$1,063,000

ANNEX B

Exhibit C-1 to Credit Agreement

Form of Compliance Certificate